EXHIBIT 10.29

[LETTERHEAD OF THE MILLER GROUP]

November 9, 2001

Michael L. Hartzmark, Ph. D.

Chairman and Chief Executive Officer

CRAGAR INDUSTRIES, INC.

4620 East Arcadia Lane

Phoenix, Arizona 85018

Dear Michael:

This letter sets forth the engagement agreement (the “Agreement”) between Miller Capital Corporation, an Arizona corporation (“MCC”), and Cragar Industries, Inc., a Delaware corporation (hereinafter “Cragar” or the “Company”), in connection with MCC acting as the exclusive financial advisor, merger/acquisition consultant and investor relations counsel for Cragar, its subsidiaries and any new enterprise established and owned by the Company, existing or proposed, for such consulting and financing services as required by the Company, which services are to include negotiating and exploring alternatives for obtaining various types of financing for Cragar or any new entity (“Entity”) created to finance and operate developments by the Company. MCC will assist Cragar as their exclusive financial advisor, merger/acquisition consultant and investor relations counsel as detailed below.

I.    RESPONSIBILITIES OF MCC

Subject to the terms and conditions hereof, MCC’s services will include, among other things, reviewing Cragar’s current financial position and projections relating to Cragar’s capital requirements, analyzing the pro forma effects of the financing on such projections, rendering advice on methods of structuring such financing, assisting Cragar in approaching and negotiating with selected entities for a potential equity or debt investment (“Financing”), and providing investor relations services to the Company.

It is expressly acknowledged and agreed by the parties hereto that MCC’s obligations do not insure the successful negotiation of or obtaining of any type of Financing for Creger and any efforts for obtaining financing shall be on a “best efforts” basis only. MCC is not registered with the Securities & Exchange Commission (SEC) as a broker/dealer or a member of the National Association of Securities Dealers (NASD).

CRAGAR INDUSTRIES, INC.

November 9, 2001

It is expressly acknowledged and agreed by the parties hereto that MCC and employees of MCC are independent contractors and are not employees or officers of Cragar.

The central tasks will revolve around assisting in the reorganization of the Company through merger/acquisition opportunities that will enhance shareholder value, the analysis of the Company’s capital requirements and providing investor relation services. In conjunction with financial transactions our role will include assisting the Company in the preparation of presentations for an equity or debt investment in Cragar, any corresponding presentation to prospective investors as well as structuring and negotiating the financial terms of the investment.

We will also assist in the coordination of the many parties involved and attend to the numerous technical details required in arranging and finalizing any transaction. These tasks often present substantive issues or other difficulties and constitute the most time-consuming aspects of a Financing, requiring an anticipation of problems and experienced coordination of attorneys and other parties, as appropriate.

II.    INFORMATION

In connection with MCC’s activities on behalf of Cragar, Cragar will furnish MCC with all information concerning Cragar (“Information”), which MCC reasonably deems appropriate and to satisfy such obligations as may be imposed upon MCC by the federal securities laws. Accordingly, Cragar agrees to furnish promptly to MCC copies of all reports and other filings with the Securities and Exchange Commission, all communications with stockholders and all reports received from the Company’s auditors. Furthermore, the Company recognizes the necessity of promptly notifying MCC of all material developments concerning the Company, its business and prospects and to supply MCC with sufficient information necessary for MCC to make a determination as to its compliance with its own procedures as well as any legal requirements. Carger will also provide MCC with reasonable access to accountants and counsel of Cragar.

Cragar and its officers represent that all Information, including but not limited to Cragar’s financial statements, made available to MCC by Cragar will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to avoid making the statements therein misleading. In rendering its services hereunder, MCC will be using and relying primarily on the Information without independent verification thereof, and MCC does not assume responsibility for the accuracy or completeness of the Information.

MCC will accept and hold such Information in complete confidence for their use as contemplated hereby. MCC will only disclose the Information to prospective investors or their employees, attorneys, accountants, agents, bankers, or advisors and consultants who shall reasonably need to know the Information in order to assist MCC or Cragar.

CRAGAR INDUSTRIES, INC.

November 9, 2001

The aforesaid confidentiality obligations assumed by MCC hereunder will not apply to any Information which is presently in or subsequently becomes part of the public domain or is otherwise generally known or is obtained from any third party which is in possession of such Information through no fault of MCC.

III.    COMPENSATION TO MCC

In consideration of our services as set forth above, MCC shall be entitled to receive, and Cragar agrees to pay to MCC the following:

A.	The term of this Agreement shall commence as of the date first written above and will be for a term of twelve (12) months for which the Company will pay to MCC for its services as exclusive financial advisor, merger/acquisition consultant and investor relations counsel to the Company, a monthly fee consisting of a discount cash payment in the amount of $3,000, plus 10,000 shares of unregistered stock;

B.	MCC will receive a financial advisory fee (“Financial Advisory Fee”) in the form of a cash payment in the amount of ten (10%) percent of the gross proceeds of any private placement of equity Financing offered by Cragar and a Financial Advisory Fee in the form of a cash payment in the amount of four (4%) percent of the gross proceeds of any public Financing (public offering), public debt Financing or any debt conversion into equity (excluding conversion of debt to equity by members of the Hartzmark, Scwartz or Dworkin Families). For assistance in arranging debt Financing, including convertible debt, debt with warrants, debt with equity incentives to the lender, or any other form of equity, debt or guarantees obtained by or invested in Cragar, MCC will receive a Financial Advisory Fee in the form of a cash payment in the amount of three (3%) percent of the gross proceeds of such Financing. Financial Advisory fees are payable upon closing or receipt of funds by Cragar;

C.	MCC will receive as a fee based on the Lehman formula for its services in the capacity of advisor to Cragar in a merger or acquisition transaction of the Company according to the following standard:

5% of the consideration from $1 and up to $3,000,000, plus

4% of the consideration in excess of $3,000,000 and up to $6,000,000, plus

3% of the consideration in excess of $6,000,000 and up to $9,000,000, plus

2% of the consideration in excess of $9,000,000 and up to $12,000,000, plus

1% of the consideration in excess of $12,000,000

Two exceptions to merger or acquisition fees due MCC in a merger or acquisition transaction are (i) MCC will not receive a fee in a transaction between Cragar and Trademarketing Resources, Inc. and (ii) MCC will receive its fees in stock, in lieu

CRAGAR INDUSTRIES, INC.

November 9, 2001

of a cash fee, in a merger or acquisition transaction between Cragar and Saigene Corporation with the fee value calculated on the same Lehman formula presented above; and

D.	Cragar shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement. MCC shall earn the Financial Advisory Fee only upon the closing or receipt of funds from a Financing or the completion of a merger or acquisition transaction as described in Section III. B. and C., and not merely for presenting a financing option or prospective investor that in Cragar’s sole discretion is unacceptable.

IV.    EXCLUSIVITY

A.	From the effective date of this Agreement, Cragar and its officer will not engage any other person or entity to serve as its agent or representative to provide services similar to those to be provided by MCC through the term of this Agreement without the prior written consent of MCC.

B.	If for a period of one (1) year after the expiration of this Agreement, Cragar desires to commence any Transaction (as hereinafter defined), MCC shall have the right of first refusal to act as Cragar’s financial advisors to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction or Transactions. This first right of refusal must be exercised by MCC, in writing, within ten (10) business days following written notice of the Transaction from Cragar and, if not so elected, shall be deemed waived by MCC. For purposes of this Agreement, the term “Transaction” shall include each of the following; the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions, involving Cragar, or any sale of securities of Cragar or a New Entity, as described below, effected pursuant to a private sale or an underwritten public offering.

C.	If Cragar decides to actively pursue any such Transaction, and MCC exercises its right of first refusal provided hereunder, MCC and Cragar will enter into an agreement within ten (10) business days following MCC’s written exercise of its first right of refusal appropriate to the circumstances, containing provisions for, among other things, compensation, indemnification, contribution, and representations and warranties, which are usual and customary for similar agreements. Cragar agrees that it will not enter into any such Transaction unless, MCC has waived its right of first refusal with respect thereto or prior to or simultaneously with the consummation of such Transaction, adequate provision is made with respect to the payment of compensation to MCC, as contemplated hereby.

CRAGAR INDUSTRIES, INC.

November 9, 2001

V.    ASSIGNMENT AND TRANSFER OF OBLIGATIONS

In the event that Cragar contributes, pledges, guarantees or otherwise conveys any of its assets (including without limitation the assets of its subsidiaries or affiliates) to, or incurs any liabilities on behalf of, or grants the authority to operate its business(es) or affiliated business(es) to: a new entity, whether a corporation, partnership, sole proprietorship, or natural person (“New Entity”) for the purpose of obtaining Financing as contemplated by this Agreement, then MCC will be compensated by Cragar, as more fully described in Section III, above, for whatever funds were received by the New Entity on the same basis as if the funds were invested directly in Cragar. The parties further agree that all MCC’s rights and obligations under the Agreement will be equally binding upon New Entity and that Cragar will not enter into or create any agreement, undertaking or legal obligation with a New Entity without requiring said New Entity to accept and satisfy MCC’s rights and obligations under this Agreement as if they were their own.

VI.    ONE YEAR PROVISION

If, within one (1) year from the termination of this Agreement, Cragar or its officers consummate any Financing with any party to whom Cragar or its officers were introduced by MCC, and registered in writing by MCC with Cragar as an investor prospect (“Qualified Prospect”), then Cragar shall pay to MCC the compensation detailed in Section III above. For this purpose, within sixty (60) days after termination of this Agreement, MCC shall provide Cragar with a list of Qualified Prospects MCC contacted in connection with the matters encompassed by this Agreement. This section VI. shall exclude Fahnestock & Co., Inc.

VII.    EXPENSE REIMBURSEMENT

Cragar agrees to reimburse MCC all amounts due and owing MCC, under the terms of this Agreement, no later than fifteen (15) days after receiving an invoice (not to exceed $750 on a monthly basis without prior approval) for all customary or reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, due diligence reports, postage and delivery services, or fees of counsel, incurred in connection with the performance by MCC of its duties as contemplated by this Agreement. All out-of-town travel, counsel or third party consultant fees, and other significant expenses (over $1,000) will be approved by Cragar in advance. Cragar will make arrangements directly with, and be responsible for, costs of accountants, appraisers, counsel and other experts and for the costs of printing and circulating a business plan, memorandum or other documents prepared in connection with performing appropriate due diligence of this Financing. If we must file a lawsuit to collect any outstanding fees, out-of-pocket expenses, or other expenses due from Cragar, Cragar agrees to pay reasonable costs and attorneys’ fees for such action.

CRAGAR INDUSTRIES, INC.

November 9, 2001

VIII.    TERMINATION

This Agreement shall terminate twelve (12) months from the above written date of this Agreement or extended pursuant to the terms of Section IV. MCC shall be paid by Cragar all fees earned through the Termination Date together with reimbursement of all expenses due hereunder. All such fees and reimbursement due MCC shall be paid on or before the Termination Date. Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections II, III, IV, V, VI, VII, IX, X, XI, XII, XIII, XIV, XV and XVI shall survive the termination of this Agreement.

IX.    INDEMNIFICATION

Since we will be acting on your behalf, it is our practice to receive indemnification. Cragar agrees to indemnify and hold harmless MCC against any and all losses, claims, damages, liabilities or costs (and all actions in respect thereof and any reasonable legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which MCC is a party, as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of (a) any Financing (as defined in or contemplated by this engagement letter agreement, as it may be amended from time to time (the “Agreement”)), or (b) MCC’s acting for Cragar, including, without limitation, any act or omission by MCC in connection with its acceptance of or of the performance or nonperformance of its obligations under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability or cost to the extent it is found to have resulted primarily and directly from the gross negligence or willful misconduct of MCC. Cragar also agrees that MCC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to Cragar for or in connection with the engagement of MCC, except for any such liability for losses, claims, damages, liabilities or expenses that is found to have resulted primarily and directly from MCC’s gross negligence or willful misconduct.

This Indemnification Agreement shall be in addition to any liability which Cragar may otherwise have to MCC or its affiliates, and the indemnification provided for shall extend to personally, MCC’s officers, employees, agents, legal counsel and controlling persons of MCC within the meaning of the Securities Act of 1933, as amended. All references to MCC in this Indemnification Agreement shall be understood to include any of the foregoing.

If any action, proceeding, or investigation is commenced or claim is made as to which MCC proposes to demand indemnification, it will notify Cragar with reasonable promptness. Cragar reserves the right to assume the defense of MCC with counsel of its choosing, which counsel shall be reasonably acceptable to MCC. Cragar will be liable for any settlement of any claim against MCC made without its written consent. MCC may not settle any claim without the consent of Cragar.

CRAGAR INDUSTRIES, INC.

November 9, 2001

No person found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, MCC shall not be obligated to contribute any amount under this Agreement that exceeds the amount of fees MCC previously received pursuant to this Agreement.

If the indemnification provided for in this Indemnification Agreement shall for any reason be unavailable to MCC in respect of any loss, claim, damage, or liability, or any action in respect thereof, referred to therein, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, or liability, or any action in respect thereof (i) in such proportion as shall be appropriate to reflect the relative benefits received by Cragar from the applicable Financing, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i), but also the relative fault of MCC, with respect to the actions or inactions (including statements and omissions) that resulted in such loss, claim, damage, or liability, or any action in respect thereof, as well as any other relevant equitable considerations.

X.    ENTIRE AGREEMENT

The Parties agree that this Agreement dated November 9, 2001, embodies the entire agreement and understanding of the Parties and supersedes all previous agreements, and that no understandings or agreements, verbal or otherwise, exist between the Parties except as set forth in this Agreement. Any modifications to the Agreement must be reduced to writing, signed by both Parties, and attached to the Agreement to be effective.

XI.    SEVERABILITY

Should any section or any part of any section of the Agreement be rendered void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any section in the Agreement.

XII.    SURVIVAL OF REPRESENTATIONS

Each Party, for itself, and its successors, heirs, executors, administrators, representatives, insurers, agents, and assigns, covenants and agrees that all representations made hereunder and obligations created hereunder shall apply to their successors and assigns; provided, however, that MCC shall not assign this Agreement to a third party without the prior written consent of a duly authorized representative of Cragar, which consent shall not be unreasonably withhold.

XIII.    NOTICES

Any required notices under this Agreement shall be made by overnight courier or certified mail, postage prepaid and return receipt requested as follows:

CRAGAR INDUSTRIES, INC.

November 9, 2001

If to MCC:

Rudy R. Miller

Chairman, President and CEO

Miller Capital Corporation

4909 East McDowell Road

Phoenix, Arizona 85008

If to CRAGAR:

Michael L. Hartzmark, Ph.D.

Chairman and Chief Executive Officer

CRAGAR Industries, Inc.

4620 East Arcadia Lane

Phoenix, Arizona 85018

XIV.    CHOICE OF LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Arizona, without giving effect to the State of Arizona’s choice of law principles, and all actions arising under this Agreement or arising out of the operative facts represented by services performed pursuant to this Agreement shall be resolved in the courts of the State of Arizona.

XV.    HEADINGS

The headings are for informational purposes only and shall not constitute a part of this Agreement.

XVI.    PUBLICITY

Unless otherwise requested by MCC, Cragar agrees to recognize MCC in all financial announcements or other publicity with respect to the Financing including press releases and trade publication interviews in connection with the consummation of the transactions contemplated herein and Cragar grants MCC the right to include Cragar’s corporate name or logo in any announcements or other publicity including tombstones and advertising related materials.

XVII.    NO WAIVER OF BREACH

Waiver of any one breach of the provisions of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

CRAGAR INDUSTRIES, INC.

November 9, 2001

AGREED AND ACCEPTED:

Please confirm that the foregoing correctly sets forth our mutual understanding by signing and returning the copy of this Agreement provided for that purpose.

CRAGAR Industries, Inc. Michael L. Hartzmark, Ph.D.		Miller Capital Corporation Rudy R. Miller

By:		By:	/s/ RUDY R. MILLER
Title:	Chairman and CEO	Title:	Chairman, President and CEO
Date:	November 9, 2001	Date:	November 9, 2001